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EXHIBIT (a)(1)(C)

WORLD HEART CORPORATION

OFFER TO AMEND AND EXCHANGE

THE OFFER EXPIRES AT
5:00 P.M., PACIFIC DAYLIGHT TIME, ON JULY 19, 2005
UNLESS WE EXTEND THE OFFER

        World Heart Corporation is referred to in this Offer to Amend and Exchange (this "Offer") as "WorldHeart", "we" or "us," and eligible holders of outstanding debentures are referred to in this Offer as "you."

        As a result of an interpretation we received from the SEC, we have released you from your obligation under the Conversion and Exercise Agreement you entered into with us to convert your debentures as to the full principal amount thereof and as to all interest accrued to the date of conversion within 14 days after the date on which the shareholders of WorldHeart approve the acquisition by WorldHeart of either all of the assets or all of the outstanding shares of MedQuest Products, Inc. ("MedQuest") and the simultaneous investment, directly or indirectly, by Maverick Venture Management, LLC ("Maverick") of $12,000,000 in WorldHeart (together, the "MedQuest Transaction").

        Through this Offer, we are offering to you the opportunity to amend any or all of your outstanding debentures, issued pursuant to our Purchase Agreement, dated as of September 15, 2004. We are proposing only one modification. You would be required to convert the amended debentures within 14 days after the date on which the shareholders of WorldHeart approve the MedQuest Transaction. The conversion price of your debentures would remain the same. For more information on the MedQuest Transaction please see our definitive Proxy Statement dated June 20, 2005 (the "Proxy Statement") referred to in Section 14 of this Offer. We cannot currently require you to convert your debentures.

        To accept the Offer and amend your debentures, you must return (1) your Election Form, included with this Offer, and (2) your debentures, and we must receive them on or prior to 5:00 p.m. Pacific Daylight Time on July 19, 2005. If the Offer is not withdrawn or terminated, we will amend your debentures and return them to you in a form that incorporates the proposed modification.

        We and our affiliates are prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from amending any of the debentures outside of the Offer until after the expiration of the tenth business day following the expiration or termination of the Offer. Following that time, and whether any of the debentures have been amended pursuant to the Offer or not, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to amend any of the debentures through privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and conditions as we may determine, which may be to set a conversion price for any debenture greater or less than the conversion price proposed pursuant to the Offer and could involve the payment of additional consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

        THE PROCEDURE FOR AMENDING YOUR DEBENTURES ARE SET FORTH ON PAGE 7 OF THIS OFFER.

June 20, 2005

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SUMMARY OF TERMS

        THE FOLLOWING SUMMARY OF TERMS CONTAINS THE MOST MATERIAL TERMS OF THE OFFER. WE URGE YOU TO READ IT CAREFULLY. WE ALSO URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER BECAUSE IT CONTAINS ADDITIONAL IMPORTANT INFORMATION NOT CONTAINED IN THIS SUMMARY OF TERMS. WE HAVE INCLUDED REFERENCES TO THE RELEVANT SECTIONS ELSEWHERE IN THIS OFFER WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY OF TERMS.

        IN ADDITION, WE URGE YOU TO REVIEW THE INFORMATION IN OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2004, AS AMENDED, OUR QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED MARCH 31, 2005 AND OUR DEFINITIVE PROXY STATEMENT, DATED JUNE 20, 2005, AS THESE DOCUMENTS CONTAIN IMPORTANT FINANCIAL INFORMATION AND OTHER RELEVANT INFORMATION ABOUT US. ALL OF THESE DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE FROM US OR FROM THE SEC. PLEASE SEE SECTION 14 IN THIS OFFER FOR ADDITIONAL INFORMATION ON WHERE AND HOW THESE DOCUMENTS CAN BE OBTAINED.

1.     WHAT IS THE OFFER?

        We are offering to the holders of currently outstanding debentures (issued pursuant to our Purchase Agreement, dated as of September 15, 2004) the opportunity to amend any or all of their debentures. We are proposing one modification: to require you to convert within 14 days after the date on which the shareholders of WorldHeart approve the MedQuest Transaction the amended debentures into common shares of WorldHeart at a conversion price of $1.25 per share, in accordance with the terms of the debentures upon exercise of the optional conversion right.

        Please see Section 1 in this Offer for additional information.

2.     WHY ARE WE MAKING THE OFFER?

        We are making this Offer to enable us to require debenture holders to convert their debentures so that we can comply with a condition of the agreement we entered into with Maverick (the "Maverick Agreement") to issue 8,888,889 common shares at a price of $1.35 per common share for total gross proceeds of $12,000,000, and so that we can raise additional working capital to be used, among other things, for general corporate purposes.

        Please see Section 1 in this Offer for additional information.

3.     IS THE OFFER CONDITIONED ON THE OCCURRENCE OR NON-OCCURRENCE OF ANY EVENTS?

        The Offer is conditioned on acceptance of the Offer by holders of debentures to convert 100% of the aggregate number of debentures outstanding. In addition, the Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer. Once the Offer has expired, the conditions will no longer apply. The events include, among other things:

  •
  a government proceeding challenging the Offer; or

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  a lawsuit challenging the Offer.

        Please see Section 6 in this Offer for additional information.

4.     ARE YOU OBLIGATED TO ACCEPT THE OFFER? IF YOU CHOOSE NOT TO ACCEPT, DO YOU HAVE TO DO ANYTHING?

        No. You do not have to accept the Offer. However, if the Offer is unsuccessful and Maverick does not waive the condition that all of the debentures be exchanged and converted, the MedQuest Transaction will not go forward. Again, you are free to decide, and we cannot advise you of what action you should take.

        If you decide not to accept the Offer, you do not need to do anything, and your debentures will remain outstanding until they mature, are converted or redeemed.

        Please see Section 1 in this Offer for additional information.

5.     WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

        Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should accept the Offer or not. You should not consider the Board's approval to be a recommendation as to whether you should accept the Offer or not. You must make your own decision whether to accept the Offer and amend your debentures or not.

        Please see Section 1 in the Offer for additional information.

6.     WHAT ARE THE KEY DATES OF THE OFFER?

DATE	EVENT
June 20, 2005	Commencement of the Offer
July 19, 2005 (at 5:00 p.m., Pacific Daylight Time)	Expiration of the Offer
Promptly after the expiration of the Offer	Amend debentures

        Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If we extend the Offer, we will continue to accept properly completed Election Forms and Withdrawal Forms until the new expiration date. We may also cancel the Offer upon the occurrence of certain events.

        Please see Sections 2, 3, 5 and 6 in this Offer for additional information.

7.     WHO IS ELIGIBLE TO ACCEPT THE OFFER?

        All of the holders of outstanding debentures (issued pursuant to our Purchase Agreement, dated as of September 15, 2004) are eligible to accept the Offer. Those who have previously converted their debentures are not eligible to accept the Offer.

        Please see Section 1 in this Offer for additional information.

8.     WHAT IS THE PROPOSED AMENDMENT?

        The proposed modification is as follows:

PROVISION	CURRENT	AS AMENDED
Your obligation to convert your outstanding debentures	No obligation to convert	Obligation to convert within 14 days of date on which our shareholders approve the MedQuest Transaction

        Please see Section 1 in this Offer for additional information.

9.     WHAT WILL HAPPEN AS OF THE EXPIRATION OF THE OFFER?

        As of the expiration of the Offer, the debentures you deliver with your valid Election Form will be amended.

        While we cannot currently require you to convert your outstanding debentures, you would be required to convert the amended debentures within 14 days after the date on which the shareholders of WorldHeart approve the MedQuest Transaction.

        Please see Section 1 in this Offer for additional information.

10.   IF YOU CHOOSE TO AMEND YOUR DEBENTURES, DO YOU HAVE TO AMEND ALL OF YOUR DEBENTURES OR CAN YOU JUST AMEND SOME OF THEM?

        You are not required to amend all of your debentures. If you agree to amend less than all of your debentures, the remaining debentures not amended will remain outstanding until they mature, are converted or redeemed.

        Please see Section 1 in this Offer for additional information.

11.   WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

        The Offer is scheduled to expire at 5:00 p.m., Pacific Daylight Time, on July 19, 2005. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Daylight Time, on the business day immediately following the previously scheduled expiration date of the Offer.

        Please see Sections 5 and 6 in the Offer for additional information.

12.   WILL THE COMMON SHARES UNDERLYING THE AMENDED DEBENTURES BE REGISTERED AND FREELY TRADABLE?

        Our prospectus, dated October 14, 2004, covers the issuance of the shares underlying your debentures and consequently the shares underlying the amended debentures. The prospectus was filed as part of the Registration Statement on Form F-3 (File No. 333-119750) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). You should read the prospectus carefully, especially the risk factors included in the prospectus before you decide whether or not to participate in the Offer.

        Please see "Certain Risks of Accepting the Offer" and Section 1 in this Offer, and "Certain Risks of Accepting the Offer" in the Offer, for additional information.

13.   WHAT ARE THE TAX CONSEQUENCES OF YOU AMENDING YOUR DEBENTURES PURSUANT TO THE OFFER?

        As discussed in the Offer, under the heading "Certain Material United States Federal Income Tax Consequences," you may be required to recognize income for U.S. federal income tax purposes as a result of amending your debentures.

        You should consult with your own personal advisors as to the tax consequences of your participation in the Offer. Tax consequences may vary depending on your individual circumstances.

        Please see Section 12 in the Offer for additional information.

14.   WHAT SHOULD YOU DO TO AMEND YOUR DEBENTURES?

        If you decide to amend your debentures, you must properly deliver to us, by 5:00 p.m., Pacific Daylight Time, on July 19, 2005 (or such later date and time as we may extend the expiration of the Offer):

  •
  a properly completed and executed Election Form; and

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  your debentures.

        We reserve the right to reject any or all Election Forms and debentures that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer, we will amend your debentures pursuant to the Offer.

        Please see Section 2 in this Offer for additional information.

15.   CAN YOU WITHDRAW YOUR ELECTION FORM AND DEBENTURES AFTER DELIVERING THEM?

        Yes. To withdraw your Election Form and debentures, you must properly complete, sign and date the Withdrawal Form included with the Offer and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than 5:00 p.m., Pacific Daylight Time, on July 19, 2005, the expiration of the Offer (or such later date and time if we extend the Offer), at: World Heart Corporation, Attention: Rich Juelis, Vice President, Finance and Chief Financial Officer, 7799 Pardee Lane, Oakland, California 94621.

        Once you have withdrawn your Election Form and debentures, you may again accept the Offer only by repeating the delivery procedures described in the Offer before the expiration of the Offer.

        Please see Section 3 in this Offer for additional information.

16.   WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

        If you have any questions concerning the Offer, this Offer or any other document accompanying or referred to in this Offer, or to request additional copies of any such documents, please contact Rich Juelis, Vice President, Finance and Chief Financial Officer at World Heart Corporation, 7799 Pardee Lane, Oakland, California 94621, by telephone at (510) 563-5000 or by email at richard.juelis@worldheart.com. We cannot and will not provide you any advice regarding your decision whether to accept the Offer and amend your debentures or not.

        Please see Sections 5, 9 and 14 in this Offer for additional information.

CERTAIN RISKS OF ACCEPTING THE OFFER

        In addition to the risks described on pages 51 through 57 of the Proxy Statement, the decision to amend your debentures pursuant to the terms of the Offer involves the additional risk below that you should carefully consider.

        By amending your debentures, you will be required to convert your debentures within 14 days after the date on which the shareholders of WorldHeart approve the MedQuest Transaction

        The debentures do not currently provide us with an option to require you to convert your debentures. The proposed modification is that you will be required to convert your debentures within 14 days after the date on which the shareholders of WorldHeart approve the MedQuest Transaction.

        If you accept our Offer and you convert your debentures, then your investment will be subject to the risks described on pages 51 through 57 of the Proxy Statement and on pages 3 through 8 of the Registration Statement.

THE OFFER

1.     Purpose and Terms.

        We are offering to you and other holders of currently outstanding debentures issued pursuant to our Purchase Agreement, dated as of September 15, 2004, the opportunity to amend any or all of your debentures. We are proposing only one modification. While we cannot currently require you to convert your outstanding debentures, you would be required to convert the amended debentures within 14 days after the date on which the shareholders of WorldHeart approve the MedQuest Transaction.

        We are making this Offer so that we can require you to convert the debentures within 14 days of the expiration of the Offer. We want to be able to require you to convert your debentures so that we can comply with a condition in the Maverick Agreement, and to raise additional working capital to be used, among other things, for general corporate purposes.

        The Offer is being made only for outstanding debentures issued pursuant to our Purchase Agreement, dated as of September 15, 2004, and does not in any way apply to shares purchased, whether upon the conversion of debentures or otherwise, nor does it apply to any other of our outstanding debentures. If you have previously converted a debenture, that debenture is no longer outstanding and is therefore not subject to the Offer. If you have converted a debenture in part, the remaining unconverted portion of that debenture is outstanding and may be delivered to accept the Offer. Debentures for which you have properly submitted a conversion form and the conversion price prior to the date of the commencement of the Offer will be considered converted to that extent, whether or not you have received confirmation of the conversion or the shares purchased. As of June 20, 2005, there was an aggregate principal amount of $11,639,289 debentures convertible into an aggregate of 9,311,431 of our common shares, all of which are eligible under the Offer. As of June 17, 2005, the accrued interest on the outstanding debentures amounted to $264,036.47, which, based upon the five day average market value as of June 17, 2005, is convertible into 239,380 of our common shares.

        If you accept the Offer, your debentures will be amended as described in this Offer. You are not required to amend all of your debentures to accept the Offer. If you amend less than all of your debentures, your remaining debentures will remain outstanding until they mature, are converted or redeemed.

        You do not have to accept the Offer. If you decide not to accept the Offer, you do not need to do anything and your debentures will remain outstanding until they mature, are converted or redeemed.

        Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should accept the Offer or not. You should not consider the Board's approval to be a recommendation as to whether you should accept the Offer or not. You must make your own decision whether to accept the Offer and amend your debentures or not. Please see "Certain Risks of Accepting the Offer" above for additional information.

        Our common shares issuable upon conversion of your debentures were registered pursuant to a Registration Statement on Form F-3 (File No. 333-119750) under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely trading shares. Following the amendment of your debentures, the common shares issuable upon conversion of the amended debenture will be registered pursuant to the same Registration Statement. The prospectus, dated as of October 14, 2004, covers the shares underlying your debentures and the amended debentures and is a part of the Registration Statement. You should read the prospectus carefully, especially the section entitled "Risk Factors," before you decide whether to tender your debentures. Additional information that is included in the Registration Statement, but not in the prospectus, is available at the website of the Securities and Exchange Commission, or the SEC, at http://www.sec.gov and can be obtained from us free of charge.

        We issued your debentures to you in a private placement pursuant to Regulation D of the Securities Act and, to the extent that amending the debentures would constitute the issuance of a new security, the amended debentures are issued pursuant to Section 3(a)(9) of the Securities Act.

2.     Procedure to Accept the Offer and Amend Debentures.

        To accept the Offer, you must properly complete, sign and date the Election Form included with the Offer and mail or otherwise deliver to us the Election Form and your debentures so that we receive them no later than 5:00 p.m., Pacific Daylight Time, on July 19, 2005, the expiration of the Offer (or such later date and time if we extend the Offer), at: World Heart Corporation, Attention: Rich Juelis, Vice President, Finance and Chief Financial Officer, 7799 Pardee Lane, Oakland, California 94621.

        The Election Form must be executed by the record holder of the debentures. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signatory's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

        If you do not submit an Election Form or your debentures prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the Offer.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT YOUR OWN RISK. If you wish to deliver your Election Form or your debentures by regular mail, we urge you to mail sufficiently in advance of the expiration date to ensure we receive them prior to the expiration of the Offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION DATE AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

3.     Withdrawal Rights.

        You may change your election and withdraw from the Offer your previously delivered Election Form and debentures only if you properly complete, sign and date the Withdrawal Form included with the Offer and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than 5:00 p.m., Pacific Daylight Time, on July 19, 2005, the expiration of the Offer (or such later date and time if we extend the Offer), at: World Heart Corporation, Attention: Rich Juelis, Vice President, Finance and Chief Financial Officer, 7799 Pardee Lane, Oakland, California 94621. You may also withdraw your previously delivered Election Form and debentures pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Offer. Delivery of the Withdrawal Form by facsimile will not be accepted.

        The Withdrawal Form must be executed by the record holder of the debentures to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signatory's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

        THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM IS AT YOUR OWN RISK. If you wish to deliver your Withdrawal Form by regular mail, we urge you to mail the form sufficiently in advance of the expiration date to ensure we receive it prior to the expiration of the Offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION DATE AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

        After you have withdrawn your previously delivered Election Form and debentures, if you decide to accept the Offer, you may deliver a properly completed Election Form and your debentures again before the expiration of the Offer only by again following the specified delivery procedures described in this Offer.

4.     Acceptance of Debentures and Issuance of Amended Debentures.

        The Offer is scheduled to expire at 5:00 p.m., Pacific Daylight Time, on July 19, 2005. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If the Offer is extended, we will announce the extension no later than 9:00 a.m., Pacific Daylight Time, on the business day immediately following the previously scheduled expiration date of the Offer.

        Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer, to:

  •
  accept for amendment debentures properly tendered and not validly withdrawn;

  •
  amend such debentures; and

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  issue amended debentures in exchange for tendered debentures.

        Promptly after the expiration of the Offer, we will issue or cause to issue to you your amended debentures to which you are entitled under the Offer. If we withdraw the Offer or if, at the expiration date, we do not accept the tender of your debentures for any valid reason described in this Offer, we will promptly return to you your tendered debentures.

        If you elect to tender your outstanding debentures and you do so according to the procedures described in this Offer, you will have accepted the Offer. Our acceptance of your outstanding debentures for tender will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer upon the expiration of the Offer.

        If you elect not to participate in the Offer, your debentures will remain outstanding until they mature, are converted or redeemed, and you will not have any rights to the amended debentures.

5.     Extension of Offer; Termination; Amendment.

        We may, from time to time, extend the period of time during which the Offer is open and delay accepting any tendered debentures by, in addition to the procedure set forth in Section 4, giving oral or written notice of the extension to eligible debenture holders. If we extend the Offer, we will continue to accept properly completed Election Forms until the new expiration date.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the Offer and to postpone our acceptance of any tendered debenture upon the occurrence of any of the conditions specified under Section 6, by, in addition to the procedure set forth in Section 4, giving oral or written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered debentures is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the debentures tendered promptly after termination or withdrawal of a tender offer.

        Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the Offer will be disseminated promptly to holders of debentures in a manner reasonably designated to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

6.     Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept any Election Forms and debentures, and we may terminate or amend the Offer, or postpone our acceptance of any Election Forms and debentures, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with the acceptance of Election Forms and debentures:

        (a)   there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the debentures, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially impair the contemplated benefits of the Offer to us;

        (b)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  •
  make the acceptance of the debentures illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

  •
  delay or restrict our ability, or render us unable, to accept, some or all of the debentures;

  •
  materially impair the benefits we hope to receive as a result of the Offer; or

  •
  materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

        (c)   there shall have occurred:

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

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  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

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  any significant fluctuation in the market price of our common shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common shares;

  •
  any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

  •
  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

  •
  any decline in either the Dow Jones Industrial Average, The Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 20, 2005;

        (d)   a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  •
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 20, 2005;

  •
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 29, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares; or

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  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

        (e)   the Offer is not accepted by holders of debentures which are convertible into 100% of the aggregate number of common shares issuable upon conversion of all of the debentures.

        The conditions to the Offer are for our benefit. We may waive them, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

7.     Price Range of Common Shares.

        Please refer to pages 50 and 51 of the Proxy Statement, which are incorporated herein by reference.

        On June 17, 2005, the closing price of our common shares on The Nasdaq National Market was $1.09 per share.

        We recommend that you evaluate current market quotes for our common shares, among other factors, before deciding whether or not to tender your debentures for conversion.

8.     Source and Amount of Consideration; Description of Debentures.

        If we receive and accept tenders from all eligible holders of debentures, subject to the terms and conditions of this Offer, we will issue amended debentures convertible into common shares of WorldHeart at a conversion price of $1.25 in accordance with the terms of the debentures upon exercise of the optional conversion right.

  Description of Outstanding Debentures.

        The convertible debentures earn interest at the rate of 3% per annum, non-compounding. The interest accrues until maturity, and the aggregate amount of interest is convertible into common shares based on the market price of the common shares at the time of conversion or maturity.

        In the event that the closing price of our common shares as traded on the NASDAQ National Market or the NASDAQ Small Cap Market equals or exceeds $3.00 for 20 consecutive trading days, we may redeem the convertible debentures at face value plus accrued interest, however no more than 20% of the convertible debentures initially issued may be redeemed in any three month period.

  Description of Amended Debentures.

        You will receive an amended debenture in exchange for each debenture validly tendered pursuant to the Offer. Each amended debenture will differ from the tendered debenture in one way. The amended debentures require the holders to convert their debentures within 14 days after the date on which the shareholders of WorldHeart approve the MedQuest Transaction, while the outstanding debentures do not permit us to require the holders to convert their debentures.

        The expiration date, the manner of transferring ownership, the provisions for adjustments to conversion price, the method of conversion and all other terms of the amended debentures will be the same as the outstanding debentures.

        As with the outstanding debentures, there is no established trading market for the amended debentures.

9.     Information Concerning World Heart Corporation.

        Please refer to pages 19 through 21 of the Proxy Statement, which are incorporated herein by reference.

        For financial statements and additional information about us, please refer to our Annual Report on Form 10-KSB for the year ended December 31, 2004, as amended by our Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005, our Quarterly Report on Form 10-QSB for the quarters ended March 31, 2005, and our Current Reports on Forms 6-K and 8-K that we have filed with the SEC.

10.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Debentures and Our Common Shares.

        No officer or director of WorldHeart is a holder of our debentures. The information set forth in the Proxy Statement under the caption "Material Contracts" at the top of page 61 is incorporated herein by reference.

        The information set forth in the Proxy Statement under the captions "Option Grants in Last Fiscal Year" on page 45, "Election of Directors" on pages 61 through 64 and "Employee Stock Option Benefits" on page 90 is incorporated herein by reference.

        The information set forth in the following Form 4 filings is incorporated herein by reference: Form 4 filed by D. Mark Goudie on May 5, 2005; Form 4 filed by Jal S. Jassawalla on May 9, 2005; Form 4 filed by Phillip Miller on May 16, 2005; Form 3 filed by A. Richard Juelis on June 6, 2005; Form 3 filed by John J. Vajda on June 13, 2005.

11.   Legal Matters; Regulatory Approval.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the tender of the debentures pursuant to the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the debentures as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of tendered debentures and the issue of amended debentures pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept any tendered debentures is subject to conditions, including the conditions described in Section 5.

12.   Certain Material United States Federal Income Tax Consequences.

United States Federal Income Tax Considerations

        The following is a description of the principal United States federal income tax consequences that may be relevant with respect to the exchange of your debentures for amended debentures pursuant to the Offer and ownership and disposition of common shares received upon the conversion of the amended debentures. This summary addresses only the United States federal income tax considerations of holders that will hold their amended debentures or common shares as capital assets. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that received common shares as compensation for the performance of services, persons that will hold amended debentures or common shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for United States federal income tax purposes, persons that have a "functional currency" other than the United States dollar or holders that own (or are deemed to own) 5% or more (by voting power or value) of the stock of WorldHeart. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences of the exchange of your debentures for amended debentures pursuant to the Offer and ownership and disposition of common shares received upon the conversion of the amended debentures. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a debenture, amended debenture or common shares, as the case may be, that, for United States federal income tax purposes, is: (i) a citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if such trust validly elects to be treated as a United States person for United States federal income tax purposes or if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more United States persons have the authority to control all of the substantial decisions of such trust. A "Non-U.S. Holder" is a beneficial owner of a debenture, amended debenture or common shares, as the case may be, that is not a U.S. Holder.

        If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds debentures, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its tax consequences. Holders should consult their own tax advisors with respect to the United States federal, state, local and foreign tax consequences of the exchange of the debentures for the amended debentures pursuant to the Offer and ownership and disposition of common shares received upon the conversion of the amended debentures.

Exchange of Debentures for Amended Debentures

        Although the issue is unclear, exchanging U.S. Holders may be required to recognize capital gain or loss on the exchange of debentures for amended debentures equal to the difference between the fair market value of the amended debentures received and the U.S. Holder's tax basis in the debentures exchanged therefor. Such gain or loss would be short-term capital gain or loss because the debentures have been outstanding for less than one year. Short-term capital gain generally is subject to taxation as ordinary income. In addition, under this treatment, a U.S. Holder's tax basis in the amended debentures received would be equal to the fair market value of the amended debentures on the date of the exchange, and the holding period of the amended debentures would begin on the day after the date of the exchange. In addition, exchanging Non-U.S. Holders generally would be subject to U.S. taxation in accordance with the rules described below under "Sale, Exchange or Retirement of Amended Debentures."

        However, the IRS may take a position that an exchange of debentures for amended debentures constitutes a recapitalization for United States federal income tax purposes. Under this treatment, (i) a holder who exchanges debentures for amended debentures will not recognize any gain or loss for United States federal income tax purposes as a result of the exchange, (ii) such holder's tax basis in the amended debentures received will be equal to the holder's tax basis in the debentures exchanged therefor, and (iii) the holding period of the amended debentures will include the holding period of the debentures exchanged therefor. A holder's United States federal income tax basis in the debentures will be equal generally to the value allocated to such debentures when such debentures were issued pursuant to our Securities Purchase Agreement, dated as of September 15, 2004. However, such treatment is less likely due to the term to maturity of the debentures and amended debentures. The remainder of this discussion assumes that the exchanging U.S. Holders will recognize capital gain or loss on the exchange of the debentures for amended debentures.

Conversion of Amended Debentures

        Subject to the discussion below under "Special Tax Rules", upon the conversion of an amended debenture, a U.S. Holder should not recognize gain or loss, except to the extent of cash, if any, received in lieu of the issuance of fractional shares of common shares, and should have an adjusted tax basis in the common shares acquired pursuant to such conversion equal to such U.S. Holder's tax basis in the amended debenture. The holding period for such common shares so acquired should include the holding period during which the debentures and the amended debentures were held. If any cash is received in lieu of fractional shares of common shares, the U.S. Holder will recognize gain or loss in an amount and of the same character that such U.S. Holder would have recognized if such U.S. Holder had received such fractional shares and immediately sold them for cash back to us.

Sale, Exchange or Retirement of Amended Debentures

        Upon the sale, exchange or retirement of an amended debenture, a U.S Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and such U.S Holder's adjusted tax basis in the amended debenture. A U.S Holder's adjusted tax basis in an amended debenture generally will equal the cost of the amended debenture to such U.S Holder. Any such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S Holder's holding period for the amended debenture exceeds one year. The deductibility of capital losses is subject to limitations.

        Subject to the discussion below under the heading "Backup Withholding Tax and Information Reporting Requirements," any gain realized by a Non-U.S. Holder upon the sale, exchange or retirement of an amended debenture generally will not be subject to United States federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

Adjustments to Amended Debentures

        Under Section 305 of the Code, adjustments to the exercise price or conversion ratio of the debentures, or the failure to make such adjustments, under certain circumstances may result in the receipt of taxable constructive dividends by a U.S. Holder.

Distributions with Respect to Common Shares Received Upon Conversion of Amended Debentures

        Subject to the discussion below under "Special Tax Rules", the gross amount of any distribution by WorldHeart of cash or property (other than certain distributions, if any, of common shares distributed pro rata to all shareholders of WorldHeart) with respect to common shares, before reduction for any Canadian taxes withheld therefrom, will be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of WorldHeart as determined under United States federal income tax principles. Subject to the discussion below under "Special Tax Rules — Passive Foreign Investment Company Considerations," non-corporate U.S. Holders generally may be taxed on dividend distributions made in taxable years beginning before December 31, 2008 at the lower rates applicable to long term capital gains (i.e., gains with respect to capital assets held for more than one year). Such non-corporate U.S. Holders must satisfy certain holding period and risk requirements in order to qualify for the lower rates. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. The source of such dividend will depend on the amount of income of WorldHeart that is effectively connected with a U.S. trade or business in certain tax years. Non-U.S. Holders should consult their tax advisors concerning the United States federal income tax consequences of the distributions received from WorldHeart. WorldHeart believes that it will not make any distributions in the foreseeable future.

        Subject to the discussion below under "Special Tax Rules", to the extent, if any, that the amount of any distribution by WorldHeart exceeds WorldHeart's current and accumulated earnings and profits as determined under United States federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder's adjusted tax basis in the common shares and thereafter as capital gain. WorldHeart does not maintain calculations of its earnings and profits under United States federal income tax principles.

Sale or Exchange of Common Shares Received upon Conversion of Amended Debentures

        Subject to the discussion below under "Special Tax Rules", a U.S. Holder generally will recognize gain or loss on the sale or exchange of common shares equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in the common shares. Such gain or loss will be capital gain or loss. In the case of a non-corporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income (other than certain dividends) if such U.S. Holder's holding period for such common shares exceeds one year. Gain or loss, if any, recognized by a U.S. Holder generally will be treated as United States source income or loss for United States foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

        The initial tax basis of common shares to a U.S. Holder will be the U.S. dollar value of the Canadian dollar denominated purchase price determined on the date of purchase. If the common shares are treated as traded on an "established securities market," a cash basis U.S. Holder (or, if it elects, an accrual basis U.S. Holder) will determine the dollar value of the cost of such common shares by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to Canadian dollars and the immediate use of that currency to purchase common shares generally will not result in taxable gain or loss for a U.S. Holder.

        With respect to the sale or exchange of common shares, the amount realized generally will be the U.S. dollar value of the payment received determined on (i) the date of receipt of payment in the case of a cash basis U.S. Holder and (ii) the date of disposition in the case of an accrual basis U.S. Holder. If the common shares are treated as traded on an "established securities market," a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale.

        Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-U.S. Holder of common shares generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of such common shares unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Special Tax Rules

  Passive Foreign Investment Company Considerations.

        A Non-United States corporation will be classified as a "passive foreign investment company" (a PFIC) for United States federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (i) at least 75% of its gross income is "passive income" or (ii) at least 50% of the average value of its gross assets is attributable to assets that produce "passive income" or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

        WorldHeart believes that it was not a PFIC for the calendar year 2004. Based on certain estimates of its gross income and gross assets and the nature of its business, WorldHeart believes that it will not be classified as a PFIC for its current taxable year. WorldHeart's status in future years will depend on its assets and activities in those years. WorldHeart has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC, but there can be no assurance that WorldHeart will not be considered a PFIC for any taxable year. If WorldHeart were a PFIC, a U.S. Holder of common shares generally would be subject to imputed interest charges and other disadvantageous tax treatment (including, the denial of the taxation of such dividends at the lower rates applicable to long-term capital gains, as discussed above under "Distributions") with respect to any gain from the sale or exchange of, and certain distributions with respect to, the common shares.

        If WorldHeart were a PFIC, a U.S. Holder of common shares could make a variety of elections that may alleviate the tax consequences referred to above, and one of these elections may be made retroactively. However, it is expected that the conditions necessary for making certain of such elections will not apply in the case of the common shares. U.S. Holders should consult their own tax advisors regarding the tax consequences that would arise if WorldHeart were treated as a PFIC.

  Controlled Foreign Corporation Considerations

        A non-United States corporation will be classified as a controlled foreign corporation (a "CFC") for United States federal income tax purposes in any taxable year of such corporation in which more than 50% of either (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned or considered owned (e.g., through the ownership of our debentures or convertible debentures), on any day during such taxable year, by United States persons who own or are considered to own 10% or more of the total combined voting power of all classes of stock entitled to vote of such corporation ("Ten Percent Shareholders"). The CFC rules provide that, even if the CFC has made no distributions to its shareholders, each Ten Percent Shareholder of a CFC is required to include in income each year such Ten Percent Shareholder's pro rata share of the CFC's Subpart F income and investment of earnings in United States property. To the extent a U.S. Holder is subject to United States federal income taxation under the CFC rules, such U.S. Holder will not be subject to United States federal income taxation under the PFIC rules described under "Special Tax Rules — Passive Foreign Investment Company Considerations." WorldHeart believes that it is a CFC currently. WorldHeart's potential status as a CFC in the future could change depending on the ownership of WorldHeart by Ten Percent Shareholders. Ten Percent Shareholders should consult their own tax advisors concerning United States federal income tax consequences of their particular situations.

Backup Withholding Tax and Information Reporting Requirements

        United States backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders of stock or amended debentures. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, common shares, payment of accrued interest on the debentures or proceeds from the disposition of amended debentures made by a U.S. payor or U.S. middleman (including a CFC) to a holder of such common shares or amended debentures (other than an "exempt recipient," including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, common shares, payment of accrued interest on the debentures or proceeds from the disposition of the amended debentures made by a U.S. payor or U.S. middleman (including a CFC) to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Payments to a holder of common shares or amended debentures that is not a United States person will not be subject to backup withholding tax and information reporting requirements if an appropriate certification is provided by the holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect. The backup withholding tax rate is 28% for years through 2010.

        In the case of such payments made to a foreign simple trust, a foreign grantor trust or a foreign partnership (other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of certain United States Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States), the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor or middleman may rely on a certification provided by a payee that is not a United States person only if such payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE DEBENTURES FOR THE AMENDED DEBENTURES AND OWNERSHIP AND DISPOSITION OF COMMON SHARES RECEIVED UPON CONVERSION OF THE AMENDED DEBENTURES. HOLDERS OF THE DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

13.   Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of debentures pursuant to the Offer.

14.   Additional Information.

        On June 20, 2005, we filed with the SEC a Tender Offer Statement on Schedule TO, to which the Offer is an exhibit. The Offer does not contain all of the information contained in the Schedule TO, with its exhibits. We recommend that you review the Schedule TO, with its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to amend your debentures or not:

  •
  our Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the SEC on March 31, 2005, and amended by our Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005;

  •
  our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005;

  •
  the definitive Proxy Statement relating to our 2004 Annual and Special Meeting of Stockholders, filed with the SEC on June 20, 2005;

  •
  our Current Report on Form 6-K, filed with the SEC on February 1, 2005, and our Current Reports on Form 8-K, filed with the SEC on March 23, 2005, April 11, 2005, April 28, 2005, May 18, 2005 and June 2, 2005; and

  •
  the description of our common shares contained in our registration statement on Form F-3, filed with the SEC on October 14, 2004, including any amendments or reports filed for the purpose of updating that description.

        These filings and other information about us can be inspected and copied at prescribed rates at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC's site on the Internet's Word Wide Web, located at http://www.sec.gov.

        We will provide without charge to each person to whom a copy of the Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Rich Juelis, Vice President, Finance and Chief Financial Officer at World Heart Corporation, 7799 Pardee Lane, Oakland, California 94621, (510) 563-5000 or by email at richard.juelis@worldheart.com.

        As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the filed documents, or between a filed document and the Offer, you should rely on the statements made most recently. The information contained in the Offer should be read together with the information contained in the filed documents to which we have referred you.

15.   Forward-Looking Statements.

        In the Offer, we refer to "forward-looking statements" with the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. However, neither Section 27A of the Securities Act nor Section 21E of the Exchange Act applies to statements made in connection with the Offer.

16.   Miscellaneous.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your debentures pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer, the Election Form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

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EXHIBIT (a)(1)(C)
TABLE OF CONTENTS
SUMMARY OF TERMS
CERTAIN RISKS OF ACCEPTING THE OFFER
THE OFFER